As filed with the Securities and Exchange Commission on July 28, 2009

Registration No. 333-160324

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cadence Financial Corporation

(Exact name of registrant as specified in its charter)

Mississippi	6021	64-0694775
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

301 East Main Street

Starkville, Mississippi 39759

(662) 323-1341

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lewis F. Mallory, Jr.

Chairman and Chief Executive Officer

Cadence Financial Corporation

301 East Main Street

Starkville, Mississippi 39759

Telephone: (662) 323-1341

Facsimile: (662) 323-4748

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark L. Jones Jackson Walker L.L.P. 1401 McKinney, Suite 1900 Houston, Texas 77010 Telephone: (713) 752-4224 Facsimile: (713) 752-4221	Glenn W. Sturm Charles D. Vaughn Kathryn C. Kling Nelson Mullins Riley & Scarborough LLP 201 17th Street NW, Suite 1700 Atlanta, Georgia 30363 Telephone: (404) 322-6000 Facsimile: (404) 322-6050

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Cadence Financial Corporation has prepared this Amendment No. 2 to its Registration Statement on Form S-1 solely for the purpose of filing with the Securities and Exchange Commission exhibits to the Registration Statement. This Amendment No. 2 does not modify any provision of the prospectus included in the Registration Statement and, accordingly, such prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$4,407	*
Transfer agent and registrar fees	81,317
Accounting fees and expenses	55,443
Legal fees and expenses	369,622
Printing expenses	70,228
Miscellaneous	257,358

Total	$838,375

*	Represents actual expenses. All other expenses are estimates.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 79-4-8.51 of the Mississippi Business Corporation Act, or the MBCA, gives a corporation the authority to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if:

•

he conducted himself in good faith and reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation; (b) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

•	he engaged in conduct which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.

Section 79-4-8.51 of the MBCA also provides that unless ordered by a court, a corporation may not indemnify a director thereunder:

•

in connection with any proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or

•

in connection with a proceeding with respect to conduct for which the director was adjudged liable to the corporation on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

Section 79-4-8.52 of the MBCA provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Section 79-4-8.56 of the MBCA provides that a corporation may indemnify an officer of the corporation who is a party to a proceeding because he is an officer of the corporation:

•	to the same extent as to a director; and

•

if he is an officer but not a director, or is an officer who is also a director if the basis on which he is made a party to the proceeding is an act or omission solely as an officer, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for (a) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or (b) liability arising out of conduct that constitutes (1) receipt by him of a financial benefit to which he is not entitled, (2) an intentional infliction of harm on the corporation or the shareholders, or (3) an intentional violation of criminal law.

An officer of the corporation who is not a director is entitled to mandatory indemnification under Section 79-4-8.52 of the MBCA to the same extent to which a director may be entitled to indemnification.

According to our articles of incorporation, we shall, to the fullest extent permitted by Section 79-4-2.02(a)(5) of the MBCA indemnify any and all persons whom we shall have the power to indemnify under that section from and against any and all of the expenses, liabilities or other matters referred to in or covered by that section. The indemnification provided for in our articles of incorporation shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. Under the articles of incorporation, the indemnification shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

In addition, our bylaws require us to indemnify and hold harmless (to the fullest extent permitted by the MBCA) each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of us or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, subject to certain limitations, we shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by our board of directors. The right to indemnification shall be a contract right and shall include the right to be paid by us the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the MBCA requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer, and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the bylaws or otherwise.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

On January 9, 2009, we completed the sale of $44 million of non-voting preferred stock to the U.S. Treasury under the CPP and issued to the U.S. Treasury (a) 44,000 shares of our non-voting preferred stock, par value $10.00, with a liquidation preference of $1,000 per share, and (b) a warrant to purchase up to 1,145,833 shares of our common stock, par value $1.00 per share, at an exercise price of $5.76 per share, subject to certain anti-dilution and other adjustments. These senior preferred shares pay a cumulative annual dividend at a 5% rate for the first five years and will reset to a rate of 9% after five years if not redeemed by us before that time. We issued the senior preferred shares and the warrant without registration under the Securities Act in reliance on the private offering exemption provided by Section 4(2) of the Securities Act.

ITEM 16.	EXHIBITS.

1.1	Form of Underwriting Agreement.

3.1	Restated Articles of Incorporation of Cadence Financial Corporation (incorporated by reference to Exhibit 3.1 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on March 13, 2008).

3.2	Restated Bylaws of Cadence Financial Corporation (incorporated by reference to Exhibit 3.2 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 14, 2007).

3.3	Articles of Amendment to Articles of Incorporation of Cadence Financial Corporation (incorporated by reference to Annex B to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on November 18, 2008).

3.4	Certificate of Designations for Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 3.3 to the Corporation’s Current Report on Form 8-K filed with the Commission on January 14, 2009).

4.1	Indenture Agreement of NBC Capital Corporation dated as of December 30, 2003, for $30,928,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures, due 2033, with U. S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 11, 2004).

5.1	Opinion of Watkins Ludlam Winter & Stennis, P.A. with respect to legality of the securities, including consent.

10.1	Employment Agreement Dated March 14, 2007, by and between Cadence Financial Corporation and Lewis F. Mallory, Jr. (incorporated by reference to Exhibit 10.2 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 14, 2007).

10.2	Employment Agreement Dated March 14, 2007, by and between Cadence Financial Corporation and Mark A. Abernathy (incorporated by reference to Exhibit 10.3 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 14, 2007).

10.3	Employment Agreement Dated March 14, 2007, by and between Cadence Financial Corporation and Richard T. Haston (incorporated by reference to Exhibit 10.4 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 14, 2007).

10.4	NBC Capital Corporation 2005 Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to the Corporation’s Current Report on Form 8-K filed with the Commission on December 7, 2004).

10.5	NBC Capital Corporation Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the Commission on August 9, 2007).

10.6	Agreement by and between Cadence Bank, N.A. and the Office of the Comptroller of the Currency effective April 17, 2009 (incorporated by reference to Exhibit 99.2 to the Corporation’s Current Report on Form 8-K filed with the Commission on April 21, 2009).

21.1	Subsidiaries of Cadence Financial Corporation (incorporated by reference to Exhibit 21.1 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 12, 2009).

23.1*	Consent of T.E. Lott & Company.

23.2	Consents of Watkins Ludlam Winter & Stennis, P.A. (included in Exhibit 5.1).

24.1*	Powers of Attorney (previously included in the signature page to this registration statement).

*	Previously filed.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Starkville, State of Mississippi, on July 28, 2009.

CADENCE FINANCIAL CORPORATION

By:	/s/ LEWIS F. MALLORY, JR.
Lewis F. Mallory, Jr.
Chairman and Chief Executive Officer

By:	/s/ MARK A. ABERNATHY
Mark A. Abernathy
President and Chief Operating Officer

By:	/s/ RICHARD T. HASTON
Richard T. Haston
Executive Vice President and Chief Financial Officer

We the undersigned officers and directors of Cadence Financial Corporation hereby, severally constitute and appoint Lewis F. Mallory, Jr., Mark A. Abernathy and Richard T. Haston, and each of them singly, our true and lawful attorneys with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below, this registration statement on Form S-1 filed herewith and any amendments (including post-effective amendments) to this registration statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Cadence Financial Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering which may be filed under Rule 462.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ LEWIS F. MALLORY, JR.
Name:	Lewis F. Mallory, Jr.
Title:	Chairman and Chief Executive Officer
Date:	July 28, 2009

By:	/s/ MARK A. ABERNATHY
Name:	Mark A. Abernathy
Title:	President and Chief Operating Officer
Date:	July 28, 2009

By:	/s/ RICHARD T. HASTON
Name:	Richard T. Haston
Title:	Executive Vice President and Chief Financial Officer
Date:	July 28, 2009

By:	*
Name:	David Byars
Title:	Director
Date:	July 28, 2009

By:	*
Name:	Robert S. Caldwell, Jr.
Title:	Director
Date:	July 28, 2009

By:	*
Name:	Robert L. Calvert, III
Title:	Director
Date:	July 28, 2009

By:	*
Name:	Robert A. Cunningham
Title:	Director
Date:	July 28, 2009

By:	*
Name:	J. Nutie Dowdle
Title:	Director
Date:	July 28, 2009

By:	*
Name:	James C. Galloway, Jr.
Title:	Director
Date:	July 28, 2009

By:
Name:	James D. Graham
Title:	Director
Date:

By:	*
Name:	Clifton S. Hunt
Title:	Director
Date:	July 28, 2009

By:
Name:	Dan R. Lee
Title:	Director
Date:

By:	*
Name:	Allen B. Puckett, III
Title:	Director
Date:	July 28, 2009

By:	*
Name:	Sammy J. Smith
Title:	Director
Date:	July 28, 2009

By:
Name:	H. Stokes Smith
Title:	Director
Date:

*	Pursuant to a Power of Attorney

EXHIBIT INDEX

1.1	Form of Underwriting Agreement.

3.1	Restated Articles of Incorporation of Cadence Financial Corporation (incorporated by reference to Exhibit 3.1 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on March 13, 2008).

3.2	Restated Bylaws of Cadence Financial Corporation (incorporated by reference to Exhibit 3.2 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 14, 2007).

3.3	Articles of Amendment to Articles of Incorporation of Cadence Financial Corporation (incorporated by reference to Annex B to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on November 18, 2008).

3.4	Certificate of Designations for Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 3.3 to the Corporation’s Current Report on Form 8-K filed with the Commission on January 14, 2009).

4.1	Indenture Agreement of NBC Capital Corporation dated as of December 30, 2003, for $30,928,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures, due 2033, with U. S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 11, 2004).

5.1	Opinion of Watkins Ludlam Winter & Stennis, P.A. with respect to legality of the securities, including consent.

10.1	Employment Agreement Dated March 14, 2007, by and between Cadence Financial Corporation and Lewis F. Mallory, Jr. (incorporated by reference to Exhibit 10.2 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 14, 2007).

10.2	Employment Agreement Dated March 14, 2007, by and between Cadence Financial Corporation and Mark A. Abernathy (incorporated by reference to Exhibit 10.3 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 14, 2007).

10.3	Employment Agreement Dated March 14, 2007, by and between Cadence Financial Corporation and Richard T. Haston (incorporated by reference to Exhibit 10.4 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 14, 2007).

10.4	NBC Capital Corporation 2005 Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to the Corporation’s Current Report on Form 8-K filed with the Commission on December 7, 2004).

10.5	NBC Capital Corporation Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the Commission on August 9, 2007).

10.6	Agreement by and between Cadence Bank, N.A. and the Office of the Comptroller of the Currency effective April 17, 2009 (incorporated by reference to Exhibit 99.2 to the Corporation’s Current Report on Form 8-K filed with the Commission on April 21, 2009).

21.1	Subsidiaries of Cadence Financial Corporation (incorporated by reference to Exhibit 21.1 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 12, 2009).

23.1*	Consent of T.E. Lott & Company.

23.2	Consent of Watkins Ludlam Winter & Stennis, P.A. (included in Exhibit 5.1).

24.1*	Powers of Attorney (previously included in the signature page to this registration statement).

*	Previously filed.